Exhibit 7

SECOND AMENDMENT TO THE STOCKHOLDERS’ AGREEMENT

Reference is made to the Stockholders’ Agreement, dated as of January 29, 2014, by and among Rice Energy, Inc. (the “Company”), Rice Energy Holdings, LLC (“Holdings”), NGP Rice Holdings, LLC and Alpha Natural Resources, Inc., as amended by the First Amendment thereto, dated as of August 8, 2014 (as so amended, the “Stockholders’ Agreement”). Capitalized terms used and not defined herein shall have the meanings set forth in the Stockholders’ Agreement.

Whereas, Holdings is the only Principal Stockholder that remains subject to the Stockholders’ Agreement; and

Whereas, Holdings intends to make a liquidating distribution to its members, the Rice Energy 2016 Irrevocable Trust (the “Trust”) and Daniel J. Rice III (with the Trust, the “Members”), of the shares of Company Common Stock beneficially owned by Holdings (the “Distribution”); and

Whereas the parties believe it will be in the best interests of the Company and the Members that, following the Distribution, the Trust be entitled to exercise the right of Holdings under the Stockholders’ Agreement (including, without limitation, the right pursuant to Section 2.01(a)(i) to designate nominees for election to the Board) and shall assume all of the obligations of Holdings under the Stockholders’ Agreement;

Now, therefore, the Company, Holdings and the Trust hereby agree that (i) the Trust shall, and hereby does, become a party to the Stockholders’ Agreement as a Principal Stockholder and (ii) from and after the Distribution all references in the Stockholders’ Agreement shall be deemed to refer instead to the Trust.

Except as expressly provided in this Amendment, the Stockholders’ Agreement shall remain in full force in effect in accordance with its terms. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

[The balance of this page has been left blank intentionally. Signature Page follows.]

In witness whereof, the parties have caused this Agreement to be duly executed and delivered, all as of the 6th day of November 2017.

RICE ENERGY INC.

/s/ Daniel J. Rice IV
Name: Daniel J. Rice IV
Title: Chief Executive Officer

RICE ENERGY HOLDINGS LLC

/s/ Daniel J. Rice IV
Name: Daniel J. Rice IV
Title: Chief Executive Officer

RICE ENERGY 2016 IRREVOCABLE TRUST

/s/ Andrew L. Share
Name: Andrew L. Share
Title: Trustee